Exhibit 10.3

Certain confidential information contained in this document, marked by “[***]”, has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

MASTER HOSTING SERVICES AGREEMENT

This Master Hosting Services Agreement (the “Master HSA”) is entered into on this 4th day of April, 2023 by and between REBEL MINING COMPANY, LLC a limited liability corporation organized and existing under the laws of Wyoming, having its principal offices at 680 S. Cache St., Suite 100-8790 Jackson, WY 83001 (hereinafter “Host”), and SPHERE 3D CORP. a company organized and existing under the laws of Ontario, Canada having its principal offices at 4 Greenwich Office Park, Ste 100, Greenwich, CT, 06831 USA (hereinafter “Client”), with Host and the Client are collectively referred to as the “Parties”.

RECITALS

WHEREAS Host desires to manage certain hosting services to digital currency data center clients (the “Managed Services”) including rack space, network services, electrical connections, routine facility maintenance, and technical support;

WHEREAS Client desires to co-locate application specific integrated circuits (“ASICs”) and associated equipment (collectively, the “Client Equipment”) at one (1) or more digital currency data center facilities managed by the Host (each a “Host Facility”);

WHEREAS Client shall execute one (1) or more hosting orders (each, a “Hosting Order”) in the same or substantially similar form as Exhibit A describing the Client Equipment to be installed at the Host Facility, the term, commencement date, required pre-paid services, fees, and payment schedule; and,

WHEREAS Client acknowledges and agrees that this Master HSA shall govern any and all Hosting Orders with Host.

In consideration of the terms and conditions set forth in this Master HSA, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Host and Client hereby agree as follows:

ARTICLE 1

COLOCATION SERVICES

1.1	Client Onboarding.

A.	Client Responsibilities.

(1)	Client Equipment. Client shall either—(a) purchase Client Equipment from Host, or (b) provide third-party Client Equipment (“Third-Party Client Equipment”) for testing and approval prior to installation at Host Facility. Host shall [***] installation fee per ASIC, which shall include power cables and power splitters. If (b), Host may require supplemental Client Equipment information (e.g., SKU, serial number, and MAC address, as applicable) for all Client Equipment prior to installation at a Host Facility.

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(2)	Equipment Delivery. Client shall be solely liable for all logistical expenses related to insuring, transporting, and shipping Third Party Client Equipment to and from Host Facility. To provide Host adequate time to prepare for Third Party Client Equipment delivery to a Host Facility, once Client has arranged for the Third-Party Client Equipment to be shipped, Client shall provide Host written notice no later than one (1) week prior to the scheduled shipping date (the “Shipping Notice”). In Client’s Shipping Notice, Client shall include any tracking information provided to Client, and Host shall be responsible for monitoring the tracking information for updates as to expected delivery date. Any reasonable costs incurred by the Host due to the Client’s failure to provide the Shipping Notice for the Third-Party Client Equipment shall be borne by the Client. Client’s provision of the Shipping Notice shall be sufficient notice for Client to prepare a Host Facility for delivery and acceptance of the Third-Party Client Equipment. Client shall bear responsibility for all loss or damage to the Third-Party Client Equipment which is incurred prior to delivery and acceptance of the Third-Party Client Equipment to the Host at the Host’s Facility.

(3)	Equipment Delays. For any Third Party Client Equipment described in a Hosting Order not delivered to the Host Facility thirty (30) days prior to the Estimated Commencement Date (as defined herein), Host may at its sole discretion— (a) charge a service reservation fee equal to [***] of the undelivered or delayed equipment’s Managed Service Fees (a “Service Reservation Fee”) until such time the Third Party Client Equipment is installed and receiving Managed Services at the Host Facility, or (b) in lieu of a Service Reservation Fee, Host may reallocate the Client’s reserved Client Space (as defined herein) to another Client, and relocate the Third Party Client Equipment at an alternate Host Facility or location as soon as practicable upon receipt of delayed Third Party Client Equipment. Any equipment delay shall extend the Term on a day-for-day basis.

(4)	Security. Host agrees to store Client equipment in a secure facility during the time after the Third-Party Client Equipment has been delivered and accepted, but prior to the time that the Third-Party Client Equipment is installed, and the Host is providing Managed Services. Host shall be responsible for the safeguarding and security of all Client’s equipment from receipt of equipment to installation. Host shall employ appropriate security and monitoring of equipment.

(5)	Corporate Policies. Client and Client Equipment shall comply with onboarding policies outlined in Exhibit B, and Acceptable Use Policies enumerated in Exhibit C, which may be updated from time to time.

B.	Host Responsibilities.

(1)	Testing. Host may perform a commercially reasonable audit of Client Equipment in accordance with prudent industry testing procedures. Host reserves the right to reject and remove, replace, or repair any defective Client Equipment in coordination with Client as a result of a Host audit. Host shall not be liable for failing to identify any hidden defects during testing.

(2)	Installation. Host shall install all properly functioning Client Equipment at the Facility. Host reserves the right to configure Client Equipment in a manner that optimizes equipment performance based on actual, operational conditions. Host shall not be liable for failing to identify any hidden defects during installation.

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(3)	Hosting Order Commencement Date(s).

(i) Estimated Commencement Date. Each Hosting Order shall provide an estimated date on which the Host shall begin providing Managed Services to the specified Client Equipment (each, an “Estimated Commencement Date”). The Host reserves the right to—(A) a one-time extension of an Estimated Commencement Date by up to ninety (90) days as the Host deems reasonable, or (B) reissue a new Estimated Commencement Date to address a Client Event of Default.

(ii) Actual Commencement Date. The actual commencement date of any given Hosting Order shall be defined as the date on which all Client Equipment enumerated in any given Hosting Order is properly tested and installed at a Host Facility (each, an “Actual Commencement Date”).

1.2	Managed Services. Host shall provide rack space allocation for the Client Equipment (the “Client Space”), installation services, electrical power connection, network connectivity, security, and technical support, as outlined in this Agreement (the “Managed Services”).

A.	Host Responsibilities.

(1)	Data Analytics. For the purposes of the Host providing Managed Services to the Client, Client acknowledges and agrees that Host may monitor Client’s communications network and electrical usage; provided, that the Host agrees not to use such information for any purposes other than the provision of Managed Services to the Client.

(2)	Minimum Service Level. Host shall use commercially reasonable efforts to provide uninterrupted Managed Services for [***] of the time of the Term (“Minimum Service Level”). Only the Host’s ASIC management software shall be used to calculate the Minimum Service Level metric. For avoidance of doubt, Managed Services are provided when Client Equipment is—(i) receiving power at a Host Facility, (ii) connected to a communications network, and (iii) detected by the Host’s ASIC managements software.

(3)	Physical Access. All visits to the Host Facility are at the Host’s sole discretion which shall not be unreasonably withheld and must be supervised by a Host or its representative; provided that the Client shall be entitled to visit the Host Facility at least once every three (3) months. Client shall be solely responsible for any damage or loss caused by any person acting for, or on its behalf, while at the Facility except to the extent that any such damage or loss is due in any part to the contributory negligence of Host.

(4)	Host Facility Maintenance. Host shall perform such building and Host Facility maintenance actions as Host deems necessary or desirable and as may be required to maintain Host’s network (the “Maintenance Services”). Client acknowledges and agrees that the performance of Maintenance may cause Host’s network, and the Managed Services, to be temporarily unavailable to Client. Host shall use commercially reasonable efforts to conduct such Maintenance in a manner which shall mitigate, avoid, or minimize the impact to the Managed Services and Client Equipment. Host shall notify Client at least five (5) days in advance of any scheduled maintenance.

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(5)	Hazardous Conditions. If, in the reasonable discretion of Host, an emergency or hazardous condition arises on, from, or affecting the Host Facility, Host is hereby authorized to: (i) temporarily suspend service under this Agreement for only the period of time necessary to address the emergency or hazardous condition, and (ii) rearrange, remove, or relocate Client Equipment.

(6)	Service Failures. Client accepts that from time-to-time Managed Services may be temporarily interrupted and may not be error-free (each a “Service Failure”). Host shall not be deemed in default of this Agreement for failure to provide Managed Services if Host can demonstrate that one (1) or more Service Failure(s) were the result of: (i) Force Majeure, (ii) any material actions or inactions of Client, including any activity under Client’s reasonable control or within the obligations undertaken by Client including, provision of inaccurate or corrupt data, use of the Managed Services other than materially in accordance with the Acceptable Use Policy enumerated in Exhibit C, or (iii) reasonably related to the (x) Client’s failure or inability to receive Digital Currency, (y) failure of Client Equipment hardware or the underlying software protocols of the Digital Currency networks, and (z) problems in Client’s local environment.

(7)	Equipment Repairs.

(i)	Generally. Host’s primary business is providing digital currency data center hosting services, not the repair of Client Equipment. Host shall undertake the most cost-efficient option for certain Client Equipment repairs (as defined herein) initiated by either the Host or Client. Host will make reasonable efforts to repair Client Equipment on-site but may require Client Equipment to be shipped to the manufacturer or a third-party vendor. If, in the Host’s reasonable opinion, Client Equipment must be shipped to the manufacturer or to a third-party vendor, Host shall provide Client notice at least three (3) days before shipping such Client Equipment. Client shall be responsible for all costs and services associated with Client Equipment repairs including packaging, storage, logistics, insurance, and delivery of Client Equipment to and from a repair facility. Client is responsible for any loss or damages related to any repair of Client Equipment. Host shall provide Client timely and accurate information regarding any repairs and replacements performed or facilitated by Host on Client’s behalf.

(ii)	Replacement Parts. Host may provide replacement parts for Client Equipment available for purchase online including— (A) control boards, (B) PSUs, (C) fans, (D) pin signal cables, and (E) voltage regulating cables. Any Client request for the installation of Host-provided replacement parts shall be priced according to current market conditions, labor rates, and material costs; provided however, that if a valid warranty covers the repair, Host shall make a reasonable determination as to whether utilizing such valid warranty is the most cost-efficient repair option and shall use should warranty if it so determines.

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(iii)	Minor Repairs. Host shall perform certain minor, routine maintenance on Client Equipment (each, a “Minor Repair”) as an ancillary service. In the event Client Equipment requires the replacement of minor parts with a retail value of [***] per unit, including fans, power supplies, control boards, Host shall, at its sole discretion, install one (1) or more replacement parts as a part of the Host’s routine maintenance. Host shall invoice the Client on the following month for time and materials necessary to perform routine maintenance; provided however, that if a valid warranty covers the repair, Host shall make a reasonable determination as to whether utilizing such valid warranty is the most cost-efficient repair option and shall use should warranty if it so determines.

(iv)	Major Repairs. To the extent that the Host or Client determines any Client Equipment requires a Major Repair, the Client will be notified of an estimated cost and timeline for repairs to be completed. Host may, in coordination with the Client, send Client Equipment to the manufacturer for repair and may or may not be fully covered under a standard manufacturer warranty. If a Major Repair can be performed by Host without voiding a Client Equipment warranty, then Host may in coordination with the Client, elect to repair Client Equipment. If the performance of a Major Repair by Host would void a Client Equipment warranty, Client may elect, and Host may agree, at Host’s sole discretion, to perform the Major Repair; provided however, Host shall not be liable for any present or future Client Equipment issues resulting from any Major Repairs, including a Client’s inability to file any warranty claim, unless such liability arises from the Host’s negligence or willful misconduct in completing such repairs.

(v)	Long-Lead Time Repairs. If either a Major or Minor Repair has an estimated lead time of more than ninety (90) days (a “Long Lead Time Repair”) that reduces the utilization of a Hosting Order’s reserved capacity by more than ten (10.0%) percent, the Host may, at its sole discretion— (a) provide Client ability to replace the Client Equipment as soon as practicable, (b) charge a Service Reservation Fee until such time the Long Lead Time Repair is reinstalled and receiving Managed Services at the Host Facility, or (c) in lieu of a Service Reservation Fee, reallocate the Client’s reserved Client Space to another client, and relocate Client Equipment at an alternate Host Facility or third party facility location in the United States as soon as practicable upon receipt of Long Lead Time Repair. Any Long Lead Time Repair shall extend the Term on a day-for-day basis.

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(8)	Equipment Relocation and Returns.

(i)	Relocation. If it is necessary or desirable for Host’s efficient use of the Host Facility to relocate the Client Equipment to a different location within the same Host Facility, Host shall provide notice to Client as soon as practicable. Host reserves the right to move any Client Equipment to another Host Facility, as Host deems reasonable under the circumstances. If Client Equipment is relocated to a different Host Facility or third-party facility within the United States, Host shall provide Client fifteen (15) days prior written notice of Host’s intention to relocate Client Equipment and following expiration of the fifteen (15) day notice period the Parties shall cooperate in good faith to facilitate such relocation within a reasonable time. If Client Equipment is relocated to a different Host Facility or third-party facility outside the United States, Host shall obtain Client approval and shall cooperate in good faith to facilitate such relocation within a reasonable time. Host shall bear all liability and costs associated with any such relocation unless the request is made by the Client. Host shall use reasonable efforts to minimize and avoid any interruption in Managed Services during such relocation. If Host relocates Client Equipment to a third-party facility as provided by Section 1.1(B)(3)(ii)(c) that does not provide substantially similar Managed Services to Client, the Client shall have right for sixty (60) days following the relocation of Client Equipment, to request a subsequent relocation to another that is substantially similar to the initial Host Facility or other third-party facility that is substantially similar to the initial Host Facility. Host shall bear all logistical costs related to fulfilling a Client request for a subsequent relocation due to a deficient third-party facility. For avoidance of doubt, a Client relocation request shall not provide the Host an ability to materially alter the terms of any Hosting Order.

(ii)	Equipment Return; Abandonment. Provided that Client has paid all amounts then due and owing under this Agreement, Host shall decommission and make the Client Equipment available to Client for pickup at, or shipment from, the Facility within thirty (30) calendar days of Client’s written request, which may be extended upon the Parties’ mutual agreement. Client shall be responsible for all reasonable and documented deinstallation, packing, storage, transportation, and delivery costs associated with removing and returning Client Equipment. Host shall notify Client in writing when Client Equipment is ready for pickup, and Client shall be responsible for arranging for pickup and removal of Client Equipment within thirty (30) calendar days of receiving such written notice. Such notice shall include a list detailing all Client Equipment that is ready for pickup and removal. Host may charge Client for storage beginning thirty (30) days after notice is provided that the Client Equipment is ready for pickup. Any Client Equipment that is not picked up and removed within thirty (30) days of such notice shall be deemed abandoned and legal title to such Client Equipment shall transfer to Host.

(9)	Insurance. Client acknowledges that Host is not an insurer and that neither Client nor any Client Equipment is covered by any insurance policy held by Host or the Host Facility.

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(10)	Demand Response; Load Resource Participation Programs. Host may participate in various demand response (“DR”) activities, including participation in utility Load Resource Participation Programs (“LRP Programs”) at any Host Facility. Client understands and agrees that DR activities and LRPs provides the Host’s Facility’s local grid operator the critical ability to reduce grid demand in response to adverse grid conditions, as well as stabilize Host facilities’ ongoing operational expenses in the event of such power market conditions. Client acknowledges the Managed Services Fees consider the Host’s participation in DR activities and LRPs, and that Host shall have no liability to Client for any involuntary or compelled actions or omissions, including curtailments due to, or resulting from a Facility’s participation in a DR activity or an LRP. Host may in its sole discretion curtail any Host Facility’s Managed Services due to energy market conditions; provided however, such curtailments shall not result in an average Managed Service level of less than ninety-two (92.0%) percent for any twelve-month (12) period without Client’s consent, which consent shall not be unreasonably conditioned, withheld, or delayed.

B.	Client Responsibilities.

(1)	Acceptable Use Policy. Client shall at all times remain in material compliance with Host’s current Acceptable Use Policy attached hereto as Exhibit C, which may be modified from time to time and posted on Host website or transmitted via any reasonable form of communication. Regardless of the type of communication, modifications will be incorporated herein.

(2)	Compliance with Laws. Client’s use of the Host Facility shall materially conform to all applicable domestic and international laws, including jurisdictions where the Host Facility is located. Client is also responsible for obtaining any licenses, permits, consents, and approval from any authority having jurisdiction (the “AHJ”) that may be necessary to install, possess, own, or operate the Client Equipment. As used herein, “Law” means any law, statute, rule, protocol, procedure, exchange rule, tariff, decision, requirement, writ, order, decree, or judgment adopted by or any interpretation thereof by any court, government agency, regulatory body, instrumentality, or other entity, including an electric utility, retail electric provider, regional transmission organization or independent system operator. Client shall cooperate in a reasonable manner with any auditor review of Client’s compliance with the terms hereof conducted by or on behalf of Host, including responding accurately and completely to all inquiries, and providing any requested documents, which shall occur no more than one (1) request per year.

(3)	Equipment Modifications. Client shall notify and obtain prior written approval from Host before any material modifications, alterations, firmware adjustments, or other changes are made to any Client Equipment (the “Modified Equipment”) that is intended to or might reasonably be expected to cause the Client Equipment’s performance to deviate from the standard or factory specifications in a manner than could reasonably be expected to effect the continued function and safe operation of such Client Equipment and Host Facility. For any modifications made after the initial installation of Client Equipment, Host shall notify Client if Client must purchase from Host, or other third-party, additional equipment, accessories, software, or hardware, such as power cords to ensure the Modified Equipment is in compliance with the technical and fire safety codes and standards at a Host Facility. Host shall have the right to consent to any Modified Equipment necessary to ensure continued function and safe operation of the Client Equipment and the Host Facility which consent shall not be unreasonably withheld, delayed, or conditioned.

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(4)	Transfer of Client Equipment. Client shall provide prompt written notice to Host if the Client transfers legal title, ownership interests, or grants any third-party rights in any Client Equipment to an affiliate, related party, or third party.

(5)	Transfer of Managed Services. Other than to a Client Affiliate, Client may sublease, sublicense, assign, delegate, or otherwise transfer its receipt of Managed Services under this Agreement to any third party (“Managed Service Transferee”) by providing Host ten (10) days prior written notice. For avoidance of doubt, Client shall remain the sole point of contact and liable for any Managed Service Transferee HSA obligations, including payment. Client shall not transfer Managed Services more than (1) time per billing cycle.

ARTICLE 2

PAYMENT TERMS AND CONDITIONS

2.1	Client Deposit(s). Client shall remit the last three (3) months of the Managed Service Fees to Host (the “Client Deposit”) for the specified Client Equipment, unless otherwise provided in the Hosting Order. For avoidance of doubt, each Client Deposit shall be calculated on the Managed Services pricing at the time of execution of each Hosting Order.

2.2	Managed Service Fees. All Hosting Orders shall be invoiced on a prepaid, monthly basis and sent to Client [***] days prior to the end of the preceding calendar month. Client shall remit the monthly Managed Service Fees due under all Hosting Orders to Host within [***] business days of invoice receipt, including any other due and payable services performed, or reimbursements invoiced by Host to Client. The initial invoice shall be sent to Client [***] days prior to the Host Facility is scheduled to begin delivery of Managed Services to Client Equipment

2.3	Credits and Overages. In the event a Client does not receive the Minimum Service Level during a billing cycle, the Host shall credit the Client an amount equal to [***]

2.4	Rate Modifications. The Host reserves the right to modify its Managed Service Fees under the following circumstances:

A.	End of Term. At the end of the contract Term, provided Host notifies Client at least thirty (30) calendar days in advance of the effective date of such rate change; or,

B.	Pass-Throughs. In the event of new or additional costs directly or indirectly incurred by Host in connection with providing any level of Managed Services, such costs (the “Passed- Through Amounts’’) shall be billed to the Client with no markup so long as the Managed Services do not exceed [***] for more than one (1) billing cycle. Client shall pay all such amounts in accordance herewith. Such costs include, whether retroactive or prospectively applied, (i) costs attributable to newly enacted or amendments to existing state, federal, or international laws and/or regulations, (ii) compliance requirements, (iii) utility tariffs, fees, or riders including fuel adjustment riders, demand charges, and other utility-related pass throughs, or (iv) taxes, levies, governmental or quasi- governmental fees, and property assessments.

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Any Pass-Through Amounts resulting in Managed Services exceeding [***] for more than one (1) billing cycle (the “Pass Through Ceiling”) shall provide Host the ability to — (i) at Host’s expense, relocate Client Equipment to an alternate Host Facility or third-party facility with substantially similar Managed Services and a new Estimated Commencement Date or (ii) terminate due to an Event of Force Majeure if a relocation is not feasible; provided, however, Client may elect to remain at the Host Facility, and (i) accept Managed Services at a rate in excess of the Pass Through Ceiling, or (ii) enter into a period of Client Downtime (as defined herein).

C.	Supply Chain Disruptions. Host may experience increased costs of goods and services, inventory shortages, and temporary shutdowns due to global supply chain disruptions, labor shortages, as well as monetary inflationary pressures, in which case the Host may pass on such increased costs (but no more than such increased costs) to the Client.

2.5	Minimum Usage Fees. Any Client hosting capacity reserved pursuant to a Hosting Order unused as a result of any Client act or omission for any period of time (“Client Downtime”) during the Term shall be subject to a [***] of such Hosting Order’s Managed Services rate, plus all direct utility and other operating expenses incurred by Host during any Client Downtime.

2.6	Payment Currency. Except for payments made in U.S. Dollars (or equivalent USDC), Host reserves the right to reject any payment, or require additional payment based on the conversion rate of such payment to U.S. Dollars (if applicable). Any fees or expenses associated with the rejection and substitution of any full or partial payments to Host shall be borne by Client at their sole expense.

2.7	Taxes. Each Party shall be responsible for the taxes (including, without limitation, sales, use, transfer, privilege, excise, consumption, and other taxes), fees, duties, governmental assessments, impositions, and levies that may be imposed or levied on it in connection with this Agreement and/or the provision of Managed Services hereunder under applicable law.

2.8	Late Penalties. Any amounts, other than amounts that are disputed in good faith, due hereunder that remain unpaid for ten (10) days or more shall be payable on demand together with interest computed from the date payment was due at a rate of six percent per annum (6.0%) on a daily simple interest basis.

ARTICLE 3

TERM AND TERMINATION

3.1	Term.

A.	Initial Term. All obligations and provisions contained in this Agreement shall be binding as of the date of execution and terminate at the later of—(i) three (3) years, or (ii) the date of the expiration or termination of the last Hosting Order executed by the Client (the “Initial Term”).

B.	Renewals. At the end of the Initial Term of the Master HSA, unless either Party issues a written notice of non-renewal within thirty (30) days prior to the expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) calendar year terms (“Renewal Terms”).

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3.2	Expiration. Upon expiration of this Agreement, Host shall have no further obligation to Client except to return the Client Equipment in accordance with this Agreement.

3.3	Termination; Events of Default. This Agreement may be terminated for cause by either Party at any time if the non-terminating Party breaches any material term of this Agreement (any such breach, an “Event of Default”), and fails to cure such breach (if susceptible to cure) within five (5) days, or according to the timelines prescribed in this Section.

A.	Termination for Non-Performance. A Party shall be deemed in default for non- performance under the following circumstances—

(1)	If Client fails to deliver Third-Party Client Equipment to a Host Facility within thirty (30) days of the Estimated Commencement Date, Client shall have thirty (30) days from this type of Event of Default to cure the breach; provided however, Host may at its sole discretion either —(i) toll an Event of Default resulting from a delay in the delivery of Third-Party Client Equipment for up to six (6) months, but only on a day- for-day basis, and only if Client can demonstrate the delay is caused by a logistics or supplier-related delay, or (ii) issue Client a new Estimated Commencement Date to address the Event of Default.

(2)	If there is a delay caused by the Host or the Host’s affiliates or a logistics, supplier- related or utility-related delay of more than thirty (30) days after the Estimated Commencement Date (a “Commencement Delay”), and Host fails to cure after thirty (30) days, Client shall have the right to terminate for cause; provided, however, Client, may at its sole discretion either (i) toll an Event of Default resulting from a delay in the providing Managed Services at a Host Facility for up to six (6) months, but only on a day-for-day basis, and only if Host can demonstrate the delay is caused by a logistics, supplier-related, or utility-related delays, or (ii) amend a Hosting Order and provide a new Estimated Commencement Date to address the Event of Default. If a Client decides to toll the Agreement, Host may if available—(1) with notice provided to the Client, relocate the Client Equipment to an alternate Host Facility or third-party facility in the United States that provides substantially similar Managed Services to the Client with a new Estimated Commencement Date, or (2) in coordination with the Client, relocate the Client Equipment to an alternate Host Facility or third-party facility outside the United States that provides substantially similar Managed Services to the Client; provided, however, if not Host Facility or third- party facility is not available the Client may choose, in its sole discretion, to receive a service credit equal to [***] of the average per day miner profit as calculated below to be used as a credit against the Managed Service Fees until such time as such Client Equipment is installed and Managed Services are being provided at the Host Facility.

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1. BTC Mined per Miner: [Commencement Delay in Seconds] / ([Difficulty] * [232] / Hashrate) [Block Subsidy]

2. Average Mining Profit per Miner:

([BTC Mined] * [Average XBT Price] ) – ( [Commencement Delay in Hours] * [Managed Service Fees] * [Reserved Hosting Capacity]

(3)	Client delivers Third-Party Client Equipment to Host or a Host Facility that does not materially conform with or is materially different from the equipment enumerated in a Hosting Order; provided however, Host may accept the non-conforming Third-Party Client Equipment so long as it meets the requirements enumerated in Exhibit B. Host shall adjust the Managed Service Fees based on the Third-Party Client Equipment accepted and installed by Host.

(4)	Client’s failure to respond to a Host request for necessary Major Repairs, Minor Repairs, Client Equipment Modifications, or replacements of Client Equipment within ten (10) days of Client receiving notice from Host.

(5)	a non-terminating Party becomes the subject of a voluntary or involuntary proceeding relating to insolvency, bankruptcy, receivership, liquidation, or reorganization for the benefit of creditors, and such petition or proceeding is not dismissed within sixty (60) calendar days of the filing thereof; or

(6)	a court or other government authority having jurisdiction over the Host or Managed Services prohibits Host from furnishing the Managed Services to Client.

(7)	Host fails to provide security services for Client Equipment that would reasonably be expected to be provided by a company similarly situated to the Host.

B.	Non-Payment. Client’s non-payment of any service, deposits, fees, and/or other charges due and owing to Host in accordance with the terms of this Agreement and Hosting Orders shall constitute an Event of Default. Failure of Client to cure an Event of Default due to non-payment within five (5) business days shall provide Host an ability to pursue the remedies as further described in Section 3.4(A)(1)-(3); provided, however, that Client may request from Host an additional five (5) day extension for such payment, which Host may approve in its discretion, and shall not be unreasonably withheld, conditioned, or delayed. Failure of Client to cure an Event of Default due to non-payment within thirty (30) days shall provide Host, at its sole discretion to terminate the Agreement for cause. For avoidance of doubt, Client shall be charged no less than the full Managed Service Fee Rate during any period of Default.

3.4	Effect of Default.

A.	Host Remedies. After three (3) Events of Default for non-payment by Client, Host reserves the right to enter a period of Client Downtime until the Event of Default is cured. The Host may take one (1) or more of the following actions to address a Client Event of Default—

(1)	Default Mining. Unless otherwise agreed, fifteen (15) days after a Client Event of Default for non-payment remains uncured (other than any amounts disputed in good faith), the Host may redirect and utilize the hashrate of the Client Equipment for the Host’s benefit, until such time as the Client cures the Event of Default. Twelve (12) months after the Actual Commencement Date, with notice given to the Host at the time the Client requests an extension for non-payment described in Section 3.3(B), Client shall have an ability to request a one-time (1) supplemental extension of ten (10) days prior to Host redirecting Client Equipment (the “Supplemental Extension”); provided, however, the Client event of Default shall remain uncured until the Host receives the full amount due and owing, including any Client Deposits applied by Host during the Supplemental Extension.

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(3)	Termination Fee. Should the Host elect to terminate a Client’s Hosting Order or this Agreement for cause thirty (30) days after a Client’s Event of Default remains uncured, the Client shall owe Host a termination fee equal to all Client Deposits, which shall be deemed non-refundable (the “Termination Fee”). The Client shall be responsible for any decommissioning, storage, and logistics expenses in excess of the Termination Fee.

B.	Client Remedies. Client’s remedy for Host’s non-performance of its obligations pursuant to a specific Hosting Order governed by this Agreement shall be a refund of any unused fees or deposits paid by Client to Host for each specific Hosting Order subject to Host’s breach for non-performance. Should the Client elect to terminate this Agreement for cause, the Host shall owe Client a fee equal to all expenses associated with the decommissioning, storage, and/or removal of any Client Equipment from a Host Facility.

C.	Termination in Consequence of Force Majeure Event. If a Force Majeure Event shall have occurred that has caused a Party’s performance of its obligations under this Agreement to be impossible without undue hardship and that has continued for a continuous period of one hundred eighty (180) days, except as provided by Section 2.4(B) for instances where the Pass Through Ceiling is exceeded, then the other Party shall be entitled to terminate this Agreement upon thirty (30) days’ prior written notice to the Party whose performance is so affected by the Force Majeure Event. If at the end of the thirty (30) day notice period the Force Majeure Event shall still continue, this Agreement shall be deemed terminated in accordance with such notice of termination. Upon such termination for a Force Majeure Event, neither Party shall have any liability to the other under this Agreement other than any such liabilities that have accrued prior to such termination, which shall be refunded within thirty (30) days of the Host receiving a notice of termination under this Section.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1	Host Representations and Warranties. Host represents and warrants to Client that—

A.	Host has full power and authority to enter into this Agreement and perform Host’s obligations hereunder;

B.	Host’s performance of its obligations hereunder will not violate any applicable laws or require the consent of any third party;

C.	Host will provide the Managed Services at the Facility in a professional and workmanlike manner consistent with the terms and conditions of this Agreement; and,

4.2	No Other Host Warranties. The Managed Services (including all materials supplied and used therewith) are provided “AS IS,” “WHERE IS”, and Client’s use of the Managed Services is at Client’s own risk. Host does not make, and hereby disclaims, any and all representations and warranties, express or implied, whether in fact or by operation of law, statutory or otherwise, including, but not limited to, any representation or warranty regarding (i) the impact of wind, humidity, and other weather-related variables on Facility operating conditions, (ii) the price or liquidity of any Digital Currency, and (iii) either now or in the future, warranties of merchantability, habitability, marketability, profitability, fitness for a particular purpose, suitability, noninfringement, title, or arising from a course of dealing, or trade practice.

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4.3	Client Representations and Warranties. Client represents and warrants to Host that:

A.	Authority. Client has full power and authority to enter into this Agreement and perform Client’s obligations hereunder;

B.	Information Security. Client understands and agrees that use of telecommunications and data communications networks and the Internet may not be secure and that connection to and transmission of data and information over the Internet provides the opportunity for unauthorized access to wallets, computer systems, networks, and all data stored therein. Information and data transmitted through the Internet or stored on any equipment through which Internet information is transmitted may not remain confidential, and Host does not make any representation or warranty regarding privacy, security, authenticity, and non- corruption or destruction of information or data specifically as a result of such transmission through the Internet; provided that the Host shall take commercially reasonable steps to protect Client information and data. Host shall not be responsible for any adverse consequence or loss whatsoever to Client’s (or its “users” or “subscribers”) use of the Services or the Internet, unless caused by the negligence or willful misconduct of Host. Use of any information transmitted or obtained by Client from Host is at Client’s own risk. Host is not responsible for the accuracy or quality of information obtained through its network, including as a result of failure of performance, error, omission, interruption, corruption, deletion, defect, delay in operation or transmission, computer virus, communication line failure, theft or destruction or unauthorized access to, alteration of, or use of information or facilities, or malfunctioning of websites. Host does not control the transmission or flow of data to or from Host’s network and other portions of the Internet, including the Digital Currency networks. Such transmissions and/or flow depend in part on the performance of telecommunications and/or Internet services provided or controlled by third parties. At times, actions, or inactions of such third parties may impair or disrupt Host or Client’s connections to the Managed Services. Host does not represent or warrant that such events will not occur, and Host disclaims any and all liability resulting from or related to such acts or omissions. If Host suspects any security violations have occurred related to Client’s account or Digital Currency, Host may suspend access to Client’s account and hardware pending resolution;

C.	Client Software. Client will provide all end-user equipment, software, credentials, and/or related equipment that Client deems necessary or desirable for Client’s use of the Managed Services for mining Digital Currency.

D.	Client Equipment Insurance. Client has procured and shall maintain a valid insurance policy for any and all Client Equipment in the Host’s care and custody during the term of this Agreement.

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E.	Financial Service Laws. Client will at all times materially comply with all “know your customer” (“KYC”) laws, regulations; applicable regulations and guidance set forth by the Financial Crimes Enforcement Network (“FinCen”); state money transmission laws; laws, regulations, and rules of relevant tax authorities; the Bank Secrecy Act of 1970; the USA PATRIOT Act of 2001; AML/CTF provisions as mandated by U.S. federal law and any other rules and regulations regarding AML/CTF; issuances from the Office of Foreign Assets Control (“OFAC”); the National Futures Association; the Financial Industry Regulatory Authority; and the Commodity Exchange Act. Upon Host’s request, Client shall supply any KYC documentation of a type that a business such that as conducted by Client would typically be expected to provide, in order for to Host to perform certain regulatory and legal compliance obligations.

F.	Export Control Laws. Client shall not export, re-export or otherwise transfer any products, commodities, or technology, in connection with its performance of this Agreement, that is inconsistent with any requirement of the Export Administration Regulations (the “EAR”), the International Traffic in Arms Regulation (the “ITAR”), or Foreign Assets Control Regulations, or the laws or regulations of the United States and (as applicable) the exporting country outside the United States; and,

G.	Unauthorized Use. Client will not use the Managed Services to intentionally store or transmit infringing, libelous, or otherwise unlawful or tortious material, or to store or transmit material in violation of third party privacy rights; use the Managed Services to intentionally store or transmit Viruses; attempt to gain unauthorized access to any Managed Services or its related systems or networks; permit direct or indirect access to or use of any Managed Service in a way that circumvents a contractual usage limit; copy a Managed Service or any part, feature, function, or user interface thereof except as permitted under this Agreement; or use the Managed Services in relation to any act which is unlawful. Client will use reasonable efforts to prevent unauthorized access to or unauthorized use of the Managed Services and shall notify Host promptly of any such unauthorized access of use. For purposes of this section, “Viruses” means any malicious data, code, program, or other internal component (e.g., computer worm, computer time bomb or similar component), which could damage, destroy, alter, or disrupt any computer program, firmware, or hardware, or which could, in any manner, reveal, damage, destroy, alter, or disrupt any data or other information accessed through or processed by the Service in any manner.

ARTICLE 5

LIMITATION OF LIABILITY

5.1	Digital Currency. Host does not make any claims, representations, or warranties related to any Digital Currency associated with the operation of the Client Equipment and does not own the underlying software protocols of Digital Currency networks which govern the operation of such Digital Currency. Host is not responsible for the operation of the underlying protocols and makes no guarantees regarding their security, functionality, or availability. In no event shall Host be liable to Client or any other entity for any decision made, or action taken by Client in reliance on, or in connection with the Managed Services. This limitation on liability includes, without limitation, any damage or interruptions caused by any computer viruses, spyware, scamware, trojan horses, worms, or other malware that may affect Client’s computer or other equipment, or any phishing, spoofing, domain typo squatting or other attacks (collectively, “Hacking”), other than Hacking caused by Host’s negligence or willful misconduct. If this disclaimer of liability section is deemed to conflict with any other section of this Agreement, this disclaimer of liability section shall prevail and control to the extent of the conflict. For purposes of this Agreement, “Digital Currency” means any digital asset, cryptocurrency, virtual currency, digital currency, or digital commodity, which is based on the cryptographic protocol of a computer network that may be: centralized or decentralized; closed or open source; or used as a medium of exchange and/or store of value. Client further acknowledges that cryptocurrency price movements, difficulty, and legal and regulatory risks (collectively, the “Market Risks”) could have a material adverse impact on the value of digital currencies, Digital Currency Data Centers, Client Equipment, and Managed Services. Client assumes responsibility for all such Market Risks, and Host hereby disclaims all liability for any losses that may arise as a result thereof.

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5.2	Indemnification.

A.	Host Indemnification. In addition to any other applicable rights under this Agreement, Client agrees to indemnify, defend and hold harmless Host and its officers, managers, partners, members, agents, employees, Affiliates, attorneys, heirs, successors and assigns (collectively, the “Host Parties”) from any and all claims, demands, actions, suits, proceedings, and all damages, judgments, liabilities, losses, and expenses, including, but not limited to, reasonable attorney’s fees (“Losses”), arising from or relating to— (i) any legal, regulatory or governmental action against or including Client, (ii) the maintenance or operation of Client’s Equipment, (iii) any Loss by any of Client, its officers, managers, partners, members, agents, employees, affiliates, attorneys, heirs, successors or assigns (collectively “Client Parties”), (iv) any claim by an Affiliate of the Client Parties, including a Client, relating to, or arising out of, this Agreement or the Managed Services (including claims arising from or relating to interruptions, suspensions, failures, defects, delays, impairments or inadequacies in any of the aforementioned Services), (v) any breach or nonperformance by Client Parties of any provision or covenant contained in this Agreement or the Managed Services, or (vi) any claim related to Hacking; provided, however, such instances in (i) through (vi) involve the negligence or willful misconduct of Host or the breach by the Host of this Agreement.

B.	Client Indemnification. The Host shall indemnify, defend and hold harmless the Client and its respective Affiliates, officers, directors, employees, agents, successors and assigns (“the Client Parties”) from and against any and all Indemnifiable Losses resulting from or arising out of: (i) any inaccuracy in or breach or non-performance of any of the Host’s representations and warranties, or other covenants or agreements in this Agreement or any other transaction document by the Host, (ii) the failure of the Host to perform or observe fully any covenant, agreement or other provision to be performed or observed by it pursuant to this agreement or any other transaction document, or (iii) any other matters, things or events which give rise to any Indemnified Party suffering or incurring Indemnifiable Losses with respect to its or its Affiliates’ investments in the Client. If and to the extent that such indemnification is unenforceable for any reason, the Host will make the maximum contribution to the payment and satisfaction of such indemnified liabilities permissible under applicable Law. Unless otherwise mandated by applicable law, all obligations set out in this Article 5 shall be without monetary limit, are independent of any insurance requirements, and such indemnity obligations shall not be limited by any insurance requirements, nor shall they be lessened by reason of Client’s failure to obtain the required insurance covered or by any defenses asserted by Client’s insurers.

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5.3	Limitation of Liability.

A.	EXCEPT AS OTHERWISE PROVIDED FOR IN THIS AGREEMENT, HOST SHALL HAVE NO OBLIGATION, RESPONSIBILITY, OR LIABILITY FOR ANY OF THE FOLLOWING: (1) ANY INTERRUPTION OR DEFECTS IN THE CLIENT EQUIPMENT CAUSED BY FACTORS OUTSIDE OF HOST’S REASONABLE CONTROL; (2) ANY LOSS, DELETION, OR CORRUPTION OF CLIENT’S DATA OR FILES; (3) DAMAGES RESULTING FROM ANY ACTIONS OR INACTIONS OF CLIENT OR ANY THIRD PARTY NOT UNDER HOST’S CONTROL; (4) DAMAGES RESULTING FROM CLIENT EQUIPMENT OR ANY THIRD-PARTY EQUIPMENT; OR (5) DAMAGES RESULTING FROM HOST FACILITATING REPAIRS OF CLIENT EQUIPMENT, OTHER THAN, IN THE CASE OF (1)-(5), DAMAGES RESULTING FROM THE NEGLIGENCE OR WILLFUL MISCONDUCT OF THE HOST.

B.	IN NO EVENT SHALL HOST BE LIABLE TO CLIENT OR ANY OTHER PERSON, FIRM, OR ENTITY IN ANY RESPECT, INCLUDING FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL, RELIANCE, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, LOSS OF REVENUE, LOSS OF BUSINESS, OR COST OF COVER OF ANY KIND OR NATURE WHATSOEVER, ARISING OUT OF OR RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EVEN IF ADVISED OF THE POSSIBILITY THEREOF. HOST’S TOTAL CUMULATIVE LIABILITY UNDER OR RELATING TO ANY SPECIFIC HOSTING ORDER GOVERNED BY THIS AGREEMENT, WHETHER UNDER CONTRACT LAW, TORT LAW, WARRANTY, OR OTHERWISE INCLUDING ATTORNEYS’ FEES, SHALL BE LIMITED TO— (1) ONE (1) MONTH OF MANAGED SERVICES FEES, PLUS (2) REIMBURSEMENT OF ANY SERVICE PREPAYMENTS, DEPOSITS, OR FEES, PAID BY CLIENT TO HOST PER HOSTING ORDER, AND NOT APPLIED TO A TERMINATION PAYMENT.

C.	Damage to Client Equipment. Host shall not be responsible for any cosmetic damage from Client Equipment not due to Host’s intentional acts or omissions, negligence or willful misconduct. Host shall not repair or reimburse the Client for any such damage without Host’s prior written consent.

D.	Unauthorized Access. Host shall not be liable for damages related to unauthorized network security breaches to Client Equipment. Host will not provide any service to detect or identify any security breach of Client Equipment. Host will not provide any tests, tools, or techniques intended to gain unauthorized network access to Client Equipment or Client’s personal property.

ARTICLE 6

CONFIDENTIALITY AND NON-DISPARAGEMENT

6.1	The Parties agree and understand that confidentiality and non-disparagement provisions of this Article 6 are material and essential elements of this Agreement. Except for the rights expressly granted herein, all rights, titles, and interests to any and all Client relationships, proprietary rights and intellectual property rights in Host’s data will remain with and be the exclusive property of Host. Accordingly, the Parties agree that each will keep the terms of this Agreement confidential at all times, except in the event disclosure shall be required by a subpoena, an order of a court of competent jurisdiction or a governmental agency empowered to compel or require such disclosure, or, if necessary to enforce any provision of this Agreement, or such disclosure is required by law. The Parties agree that any non- public technical or business information that is disclosed to one Party (the “Receiving Party”) by or on behalf of the other Party (the “Disclosing Party”) in connection with this Agreement, whether orally or in writing, whether disclosed before or after the execution of this Agreement (the “Effective Date”), hereinafter “Confidential Information”, is to be treated as confidential and proprietary. Confidential Information shall also include the existence of this Agreement and the transactions contemplated herein, any non-public information that is designated by the Disclosing Party as confidential, that the Receiving Party understands to be confidential, or that a reasonable person would understand to be confidential.

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6.2	The Receiving Party shall maintain the Confidential Information in strict confidence and not use or disclose it for any purpose except as expressly permitted by this Agreement.

6.3	The Receiving Party will not use Confidential Information for any purpose whatsoever, except as necessary to perform its obligations under this Agreement. The Receiving Party shall limit access to Confidential Information to those of its employees who have a need to know such information for purposes of this Agreement provided that— (i) the employees are bound by confidentiality obligations at least as stringent as those set forth herein and (ii) the Receiving Party shall be liable for any act or omission by such employee that would constitute a breach of this Article 6 if such act or omission had been caused by the Receiving Party itself.

6.4	The Receiving Party may disclose Confidential Information as required by law or government process (including a subpoena); provided the Receiving Party— (i) provides advanced written notice, unless such notice is expressly prohibited by law, to the Disclosing Party prior to disclosure sufficient to allow the Disclosing Party to seek protection from such disclosure, and (ii) reasonably cooperates with the Disclosing Party in minimizing the extent of such disclosure. In any event, the Receiving Party shall disclose only that Confidential Information that is strictly required to be disclosed and such information shall remain protected as Confidential Information in accordance with this Agreement despite any disclosure pursuant to this Section.

6.5	The Receiving Party shall use the same standard of care to protect Confidential Information as it uses to protect its own information of similar nature and importance, and in any event, no less than a reasonable standard of care.

6.6	Upon termination of this Agreement or request of the Disclosing Party, the Receiving Party shall return or destroy all Confidential Information in its care, custody, possession, or control (including all copies thereof) and shall certify its compliance with this Section in writing within seven (7) days of such return or destruction.

6.7	The Receiving Party acknowledges and agrees that in the event of an actual or threatened breach of this Article 6, that money damages may not be a sufficient remedy and in any event would be difficult to calculate and therefore, the Disclosing Party may, in addition to any other remedies available to it whether under law, equity or otherwise, seek injunctive relief without the necessity of posting bond or surety. In any such action brought by either of the parties, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, court costs and expenses through and including all appeals.

6.8	Notwithstanding anything to the contrary in this Agreement, Confidential Information shall not include information that— (i) is publicly available, (ii) was in the possession of the Receiving Party prior to its relationship with the Disclosing Party, or (iii) is independently developed by the Receiving Party without reliance on or reference to Confidential Information.

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6.9	The obligations to protect Confidential Information as set forth in this Agreement shall remain in place during the term of this Agreement and for a period of five (5) years thereafter or for so long as the Receiving Party retains possession of Confidential Information, whichever is longer, provided that Confidential Information that is a trade secret shall remain protected for so long as such information remains a trade secret.

6.10.	Non-Disparagement; Liquidated Damages.

A.	Generally. The Parties respectively agree to refrain from making or authorizing any written or oral statements that disparage, criticize, or otherwise reflect adversely upon any of the other Parties or any of its or their directors, managers, officers, partners, attorneys, or employees. During the Term of this Agreement and for a period of two (2) years immediately after the expiration or termination of this Agreement for any reason, regardless of the reason for termination, the Parties will not, directly or indirectly, on its own behalf or on behalf of or in conjunction with any person or legal entity:

(1)	engage in any practice or acts that would be reasonably expected to cause public disrepute, contempt, scandal, or ridicule for the other Party, or which might tend to reflect unfavorably on the other Party; or

(2)	make public oral or written statements that disparage the business reputation of the other Party (or the Parties’ management team).

B.	Right to Cure. The Parties agree that any practice, acts, conduct, actions, statements, or other disparaging activities performed during or after the term of this Agreement will cause irreparable harm to the non-breaching Party for which money damages may not be an adequate remedy. To cure a breach of this obligation, within forty (48) hours of receiving notice of an employee or independent contractor disparaging the non-breaching Party in a manner described in Section 6.10(A), the breaching Party’s management must issue a public statement retracting and reducing any negative impacts of the disparaging activities.

ARTICLE 7

MISCELLANEOUS

7.1	Entire Agreement. This Agreement, together with the documents referenced herein, is the entire Agreement between the Parties regarding the subject matter hereof and supersedes and replaces all prior and contemporaneous agreements, representations, and promises between or among the Parties. Neither Party is relying on any statement, representation, or warranty except those expressly set forth in this Agreement. In the event of a conflict, inconsistency, or ambiguity between the provisions of the body of this Agreement and any Exhibit or document referenced herein, the provisions of this Master Agreement shall control.

7.2	Choice of Law. This Agreement, including performance hereunder, are governed by the laws of the State of New York, irrespective of its conflict of laws rules.

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7.3	Dispute Resolution. All disputes between Host and Client arising out of or related to: (i) this Agreement, including without limitation the performance, interpretation, termination, (in)validity and/or breach thereof, (ii) Client Equipment; and/or (iii) Managed Services, shall be exclusively resolved in the state or federal courts, as applicable, located in State of New York. The Parties each hereby consent to the jurisdiction of such courts and waive any objection to such venue, including any objection based on forum non conveniens grounds.

7.4	Assignment. Except as part of or in connection with a Change of Control or a reorganization solely among Client and its Affiliates, and subject to such assignee agreeing in writing to be subject to the terms and conditions hereof, Client shall not assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance under this Agreement, in each case whether voluntarily, involuntarily by operation of law or otherwise, without Host’s written consent, such consent not to be unreasonably withheld. “Change of Control” means—(i) a sale by Client of all or substantially all of its assets that are the subject of this Agreement to an unaffiliated person or entity, (ii) a merger reorganization, conversion or other transaction in which more than fifty percent (50.0%) of the voting control of Client is held by persons or entities who did not hold voting control of such party, whether directly or indirectly, immediately prior to such transaction excluding any reorganization solely among Client and any entities that directly or indirectly controls, is controlled by, or is under common control with Client (each, an “Affiliate”), or (iii) a sale by the equity holders of Client that results in more than fifty percent (50.0%) of the voting control of such party being held by persons or entities who did not hold voting control of Client, whether directly or indirectly, immediately prior to such sale (excluding any reorganization sold among Client and its Affiliates). Client shall notify Host in writing within fifteen (15) days of any assignment or transfer. Host may at any time assign, transfer, delegate, or subcontract any or all its rights or obligations under this Agreement without Client’ written consent. Subject to the restrictions on assignment of this Agreement, this Agreement shall be binding upon, and inure to the benefit of the Parties, their legal representatives, successors, and assigns.

7.5	Counterparts. This Agreement may be executed in counterparts, with all counterparty’s signatures combined constituting a single executed Agreement. Electronic, scanned, faxed, or photocopied signatures shall be treated as original.

7.6	Amendment. This Agreement and Exhibits hereto may be amended or modified from time to time by mutual agreement in writing by both Parties; any such amendments shall be deemed part of this Agreement.

7.7	Survival. Those obligations that expressly or by their nature survive or extend beyond this Agreement, including any termination or expiration thereof, shall so survive. Those obligations include, without limitation, all indemnity, warranty, confidentiality, insurance, and risk allocation provisions. This Section applies irrespective of which Party terminates this Agreement.

7.8	Force Majeure. Neither Party shall be liable for any delay or failure of performance caused by, resulting from, or occasioned by a Force Majeure Event. Upon the occurrence of a Force Majeure Event, the Party claiming the Force Majeure protections under this Section shall give reasonably prompt notice thereof to the other Party and shall use commercially reasonable efforts to remove or mitigate the effects of the Force Majeure Event. A “Force Majeure Event” means any event beyond the reasonable control of the Party claiming the Force Majeure protections under this Section including but not limited to acts of God, storms, criminal acts, mudslides, earthquakes, avalanches, weather, and other naturally occurring phenomena, war, fire, flood, industry wide strikes, acts of the public enemy, terrorism, insurrections, riots, pandemic, endemic, epidemic, system-wide cyber-attacks, network outages, as well as laws, rules, or regulations of any governmental authority or utility, including public utility commissions, asserting jurisdiction or control, that render performance under this Agreement impossible or impracticable. Notwithstanding the foregoing, a Force Majeure Event does not include events caused by the negligence, intentional, or willful misconduct of the Party claiming the Force Majeure protections under this Section.

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7.9	Subcontractors. Host reserves the right to provide the Managed Services directly or through agents, affiliates, and/or third-party vendors. Client acknowledges and agrees that Host may procure products, services, and facilities from, and subcontract the provision of the Managed Services to, third party providers, affiliates, and subcontractors.

7.10	Notice. Whenever a written communication, notice, or confirmation is required or permitted by this Agreement, the same may be made via e-mail to an e-mail address provided by the party for the purpose of receiving notices and shall be deemed sent on the date sent, unless sender receives indicia of a failure of transmission.

7.11	No Waiver. None of the requirements of this Agreement will be considered as waived by either Party unless the same is done in writing and failure by either Party to enforce any rights will not waive those or other rights hereunder.

7.12	Publicity. Neither Party may use the name, trademark, logo, acronym, or other designation of the other party in connection with any press release, advertising, publicity materials or otherwise without the prior written consent of the other Party unless required by law.

7.13	No Third-Party Beneficiaries. Nothing in this Agreement is intended to nor shall be construed as conferring any rights or benefits to anyone other than the Parties and their affiliates. All duties and responsibilities undertaken pursuant to this Agreement will be for the sole and exclusive benefit of the Parties and their affiliates and not for the benefit of any third party.

7.14	Relationship of the Parties. Nothing herein does or is intended to create an agency relationship, partnership, or joint venture. Neither Party has the authority to bind the other.

7.15	Interpretation. Each Article of this Agreement contains provision that are sometimes referred to as Section(s) of an Article. Unless context requires otherwise, a general reference to any Article includes the entire Article and a reference to any specific Section(s) of an Article refers only to the identified Section(s).

7.16	Time is of the Essence. Time is of the essence in performing all obligations under this Agreement, except in those instances which implement a specific deadline or timeline.

7.17	Electronic Commerce. Because Host operates online, it is necessary for Client to consent to transact business with Host online and electronically, including the execution of this Agreement and associated Hosting Orders. As part of doing business with Host, therefore, Client consents to execute certain Agreements with the Host electronically, and the Host agrees to provide certain disclosures electronically. By entering into this Agreement, Client consents to receive electronically all documents, communications, notices, contracts, and agreements arising from or relating in any way to Client’s or Host’s rights, obligations, or services under this Agreement (each, a “Disclosure”). If Client’s registered email or mailing address changes, Client must notify Host immediately.

7.18	Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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WITNESS THE SIGNATURES of the Parties to the Hosting Services Agreement as set forth below.

HOST		CLIENT

REBEL MINING COMPANY, LLC		SPHERE 3D CORP.

By:	/s/ Thomas D. Guel	By:	/s/ Patricia Trompeter
Name:	Thomas D. Guel	Name:	Patricia Trompeter
Title:	Authorized Signator	Title:	CEO
Date:	4/5/2023	Date:	4/5/2023

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EXHIBIT A

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EXHIBIT B

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EXHIBIT C

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